Exhibit 99.1
Post Holdings Reports Results for the Fourth Quarter and Fiscal Year 2019
St. Louis - November 21, 2019 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fourth quarter and fiscal year ended September 30, 2019.
Highlights:

•	Fourth quarter net sales of $1.4 billion; operating profit of $102.6 million; net loss of $61.1 million and Adjusted EBITDA of $303.6 million

•	Fiscal year net sales of $5.7 billion; operating profit of $781.0 million; net earnings of $124.7 million and Adjusted EBITDA of $1,210.4 million

•	Completed the initial public offering of a minority interest in BellRing Brands (Post’s historical Active Nutrition business) on October 21, 2019

•	Fiscal year 2020 Adjusted EBITDA (non-GAAP) expected to range between $1.22-$1.27 billion including the results of BellRing Brands
Basis of Presentation
Financial results reflect the separate capitalization of 8th Avenue Food & Provisions, Inc. (“8th Avenue”), the holding company for Post’s historical Private Brands business, with Post’s retained interest in 8th Avenue’s common equity accounted for using equity method accounting, effective October 1, 2018. Additionally, financial results include results from Bob Evans Farms, Inc. (“Bob Evans”) as of its acquisition date of January 12, 2018.
Fourth Quarter Consolidated Operating Results
Net sales were $1,442.8 million, a decrease of 11.5%, or $187.1 million, compared to the prior year period. Pro forma net sales (as defined later in this release under “Pro Forma Information”) increased 2.4%, or $33.7 million, when compared to the same period in fiscal year 2018. Gross profit was $452.2 million, or 31.3% of net sales, a decrease of $22.7 million compared to the prior year period gross profit of $474.9 million, or 29.1% of net sales.
Selling, general and administrative (“SG&A”) expenses were $245.5 million, or 17.0% of net sales, an increase of $5.6 million compared to the prior year period SG&A expenses of $239.9 million, or 14.7% of net sales.
Operating profit was $102.6 million, an increase of 52.0%, or $35.1 million, compared to the prior year period operating profit of $67.5 million, which included segment profit of $17.0 million attributable to Post’s historical Private Brands business. Operating profit included non-cash goodwill and other intangible asset impairments of $63.3 million and $124.9 million in the fourth quarter of 2019 and 2018, respectively, which are discussed later in this release and were treated as adjustments for non-GAAP measures.
Net loss was $61.1 million compared to the prior year period net loss of $15.6 million. Net loss included expense on swaps, net of $105.7 million in the fourth quarter of 2019 and income on swaps, net of $25.2 million in the fourth quarter of 2018, both of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Net loss attributable to common shareholders was $61.1 million, or $0.84 per diluted common share, compared to the prior year period net loss attributable to common shareholders of $17.6 million, or $0.26 per diluted common share. Adjusted net earnings were $103.8 million, or $1.39 per adjusted diluted common share, compared to the prior year period Adjusted net earnings of $90.8 million, or $1.21 per adjusted diluted common share.
Adjusted EBITDA was $303.6 million compared to the prior year period Adjusted EBITDA of $320.6 million, which included $30.5 million attributable to Post’s historical Private Brands business.

Fiscal Year 2019 Consolidated Operating Results
Net sales were $5,681.1 million, a decrease of 9.2%, or $576.1 million, compared to the prior year. Gross profit was $1,792.1 million, or 31.5% of net sales, a decrease of $61.9 million compared to the prior year gross profit of $1,854.0 million, or 29.6% of net sales.
SG&A expenses were $911.6 million, or 16.0% of net sales, a decrease of $64.8 million compared to the prior year SG&A expenses of $976.4 million, or 15.6% of net sales. SG&A expenses for fiscal year 2019 included $25.5 million of transaction costs, which primarily related to the separate capitalization of 8th Avenue and the initial public offering (the “IPO”) of BellRing Brands, Inc. (“BellRing”), and $13.5 million of integration expenses, both of which were treated as adjustments for non-GAAP measures. SG&A expenses for fiscal year 2018 included $35.6 million of transaction expenses, which primarily related to success fees paid in conjunction with the close of the acquisition of Bob Evans, $28.8 million of integration expenses and a provision for $17.3 million in legal settlements, all of which were treated as adjustments for non-GAAP measures.
Operating profit was $781.0 million, an increase of 36.2%, or $207.5 million, compared to the prior year operating profit of $573.5 million, which included segment profit of $60.8 million attributable to the historical Private Brands business. Operating profit for fiscal year 2019 included a $126.6 million gain related to the separate capitalization of 8th Avenue, which was treated as an adjustment for non-GAAP measures. Operating profit included non-cash goodwill and other intangible asset impairments of $63.3 million and $124.9 million for fiscal year 2019 and 2018, respectively, which are discussed later in this release and were treated as adjustments for non-GAAP measures.
Net earnings were $124.7 million, a decrease of 73.3%, or $342.6 million, compared to the prior year net earnings of $467.3 million. Net earnings included expense on swaps, net of $306.6 million in fiscal year 2019 and income on swaps, net of $95.6 million in fiscal year 2018, both of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings for fiscal year 2018 included a $270.9 million one-time income tax net benefit and a $31.1 million loss related to early extinguishment of debt, both of which are discussed later in this release and were treated as adjustments for non-GAAP measures. Net earnings available to common shareholders were $121.7 million, or $1.66 per diluted common share, compared to the prior year net earnings available to common shareholders of $457.3 million, or $6.16 per diluted common share. Adjusted net earnings were $368.8 million, or $4.91 per diluted common share, compared to the prior year Adjusted net earnings of $318.9 million, or $4.20 per diluted common share.
Adjusted EBITDA was $1,210.4 million, a decrease of 1.6%, or $20.3 million, compared to the prior year Adjusted EBITDA of $1,230.7 million, which included $111.5 million attributable to Post’s historical Private Brands business.
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal.
For the fourth quarter, net sales were $487.4 million, an increase of 3.5%, or $16.4 million, compared to the prior year period. Volumes increased 1.6% as growth in private label and Pebbles was partially offset by declines in Canada, Honey Bunches of Oats, certain licensed products and adult classic brands. Segment profit was $87.2 million, an increase of 3.1%, or $2.6 million, compared to the prior year period. Segment Adjusted EBITDA was $121.1 million, an increase of 6.2%, or $7.1 million, compared to the prior year period.
For fiscal year 2019, net sales were $1,875.9 million, an increase of 2.4%, or $44.2 million, compared to the prior year. Segment profit was $337.1 million, an increase of 2.4%, or $7.9 million, compared to the prior year. Segment Adjusted EBITDA was $463.1 million, an increase of 1.1%, or $4.9 million, compared to the prior year.
Weetabix
International (primarily United Kingdom) RTE cereal and muesli.
For the fourth quarter, net sales were $104.8 million, a decrease of 2.6%, or $2.8 million, compared to the prior year period, reflecting 12.5% improved average net pricing which was partially offset by an 8.5% volume decline and an unfavorable foreign exchange rate headwind of approximately 550 basis points. Segment profit was $25.5 million, a decrease of 10.8%, or $3.1 million, compared to the prior year period. Segment Adjusted EBITDA was $33.8 million, a decrease of 8.2%, or $3.0 million, compared to the prior year period.
For fiscal year 2019, net sales were $418.2 million, a decrease of 1.2%, or $5.2 million, compared to the prior year. Segment profit was $94.8 million, an increase of 8.7%, or $7.6 million, compared to the prior year. Segment Adjusted EBITDA was $128.5 million, an increase of 2.1%, or $2.6 million, compared to the prior year.

Foodservice
Primarily egg and potato products.
For the fourth quarter, net sales were $417.6 million, an increase of 4.5%, or $17.8 million, compared to the prior year period. Volumes increased 3.7%, driven by increases of 4.2% in egg volumes and 5.9% in potato volumes, which were partially offset by declines in all other products. Segment profit was $39.8 million, an increase of 4.7%, or $1.8 million, compared to the prior year period. Segment Adjusted EBITDA was $77.5 million, an increase of 6.0%, or $4.4 million, compared to the prior year period.
For fiscal year 2019, net sales were $1,627.4 million, an increase of 5.1%, or $79.2 million, compared to the prior year. Segment profit was $198.4 million, an increase of 25.9%, or $40.8 million, compared to the prior year. Segment Adjusted EBITDA was $310.0 million, an increase of 12.4%, or $34.2 million, compared to the prior year.
Refrigerated Retail
Side dishes and egg, cheese and sausage products.
For the fourth quarter, net sales were $219.1 million, an increase of 2.0%, or $4.2 million, compared to the prior year period. Volumes increased 3.1%, led by a 9.4% increase in side dish volumes. Volume information for additional products is disclosed in a table presented later in this release. Segment profit was $22.3 million, an increase of 4.7%, or $1.0 million, compared to the prior year period. Segment Adjusted EBITDA was $41.4 million, an increase of 3.8%, or $1.5 million, compared to the prior year period.
For fiscal year 2019, net sales were $907.3 million, an increase of 14.7%, or $116.4 million, compared to the prior year. Segment profit was $95.1 million, an increase of 5.7%, or $5.1 million, compared to the prior year. Segment profit for fiscal year 2018 was negatively impacted by integration expenses of $11.6 million, an inventory adjustment of $4.1 million resulting from purchase accounting and transaction expenses of $2.4 million, each of which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $174.6 million, an increase of 5.2%, or $8.6 million, compared to the prior year.
Active Nutrition
Post’s historical ready-to-drink (“RTD”) protein shakes, other RTD beverages, powders and nutrition bars business, which became the BellRing Brands business in conjunction with the completion of the IPO in October 2019 (as discussed later in this release).
For the fourth quarter, net sales were $214.5 million, a decrease of 2.5%, or $5.4 million, compared to the prior year period, with volumes declining 4.3%. As expected, net sales in the fourth quarter of 2019 were negatively impacted by the early delivery of RTD shakes requested by a large customer in the third quarter of 2019 to support promotional activity, resulting in a net sales headwind of approximately $15 million. Segment profit was $40.3 million, an increase of 5.2%, or $2.0 million, compared to the prior year period. Segment Adjusted EBITDA was $46.9 million, an increase of 4.7%, or $2.1 million, compared to the prior year period.
For fiscal year 2019, net sales were $854.4 million, an increase of 3.3%, or $26.9 million, compared to the prior year. Segment profit was $175.1 million, an increase of 40.8%, or $50.7 million, compared to the prior year. Segment profit for fiscal year 2018 was negatively impacted by a provision of $9.0 million for a legal settlement, which was treated as an adjustment for non-GAAP measures. Segment Adjusted EBITDA was $200.8 million, an increase of 26.1%, or $41.5 million, compared to the prior year.
For further information, please refer to the BellRing fourth quarter 2019 earnings release and conference call (the details of which are included later in this release).
Impairment of Goodwill and Other Intangible Assets
Non-cash goodwill and other intangible asset impairments of $63.3 million and $124.9 million were recorded in the fourth quarter of 2019 and 2018, respectively, within the Refrigerated Retail and Weetabix segments, respectively. The goodwill impairment charge of $48.7 million in the fourth quarter of 2019 related to the cheese business and primarily resulted from lost distribution with customers and a shift in supplier and consumer preferences to private label cheese products and away from branded cheese products. The intangible asset impairment charge of $14.6 million in the fourth quarter of 2019 related to the All Whites trademark and resulted from a strategic decision to discontinue use of All Whites as all products previously sold under All Whites are now being marketed and sold under Bob Evans Egg Whites. The intangible asset impairment charge of

$124.9 million in the fourth quarter of 2018 related to the Weetabix trademark and resulted from reduced branded cereal volumes related to Weetabix’s pricing reset and shifting consumer preferences to private label products.
Interest, (Gain) Loss on Extinguishment of Debt, Expense (Income) on Swaps and Income Tax
Interest expense, net was $91.9 million for the fourth quarter of 2019, compared to $99.1 million for the fourth quarter of 2018. For fiscal year 2019, interest expense, net was $322.4 million, compared to $387.3 million for fiscal year 2018. Interest expense, net for fiscal year 2019 included a gain of $31.0 million resulting from the reclassification of gains previously recorded in accumulated other comprehensive income to interest expense. The remaining decrease for both periods was primarily driven by reductions in the principal balance of debt outstanding resulting from repayments and repurchases of certain debt in fiscal years 2019 and 2018. Interest expense, net included interest expense payable, under certain circumstances, to former holders of shares of Bob Evans common stock who demanded appraisal of their shares of Bob Evans common stock under Delaware law and had not withdrawn their demands, of $1.2 million and $4.9 million in the fourth quarter of 2019 and 2018, respectively, and $5.9 million and $13.4 million in fiscal year 2019 and 2018, respectively.
Gain on extinguishment of debt, net of $0.4 million was recorded in the fourth quarter of 2018 in connection with Post’s open market purchases of $6.5 million in total principal value of certain senior notes. Loss on extinguishment of debt, net of $6.1 million was recorded in fiscal year 2019 in connection with (i) Post’s repayment of $863.0 million in total principal value of its term loan, (ii) the assignment of debt to 8th Avenue related to its separate capitalization and (iii) Post’s open market purchases of $60.0 million in total principal value of certain senior notes. Loss on extinguishment of debt, net of $31.1 million was recorded in fiscal year 2018 in connection with (i) Post’s redemption of its 6.00% senior notes, (ii) Post’s open market purchases of $267.8 million in total principal value of certain senior notes and (iii) an opportunistic repricing of Post’s term loan.
Expense (income) on swaps, net relates to non-cash mark-to-market adjustments and cash settlements on interest rate swaps. Expense on swaps, net was $105.7 million in the fourth quarter of 2019, compared to income of $25.2 million in the fourth quarter of 2018. In fiscal year 2019, expense on swaps, net was $306.6 million, compared to income of $95.6 million in fiscal year 2018.
Income tax benefit was $43.5 million in the fourth quarter of 2019, compared to an expense of $12.5 million in the fourth quarter of 2018. For fiscal year 2019, income tax benefit was $3.9 million, compared to a benefit of $204.0 million in fiscal year 2018. In fiscal year 2019, the effective income tax rate differed significantly from the statutory rate as a result of discrete tax benefit items, primarily relating to excess tax benefits for share-based payments and uncertain tax positions, which was partially offset by the tax impact of non-deductible goodwill impairment. In fiscal year 2018, Post recorded a $270.9 million one-time net income tax benefit in connection with the U.S. Tax Cuts and Jobs Act.
Share Repurchases
During the fourth quarter of 2019, Post repurchased 2.4 million shares for $242.1 million at an average price of $99.75 per share. During fiscal year 2019, Post repurchased 3.3 million shares for $330.8 million at an average price of $98.76 per share.
On September 4, 2019, Post announced that its Board of Directors had approved a new $400.0 million share repurchase authorization, with repurchases occurring over a two year period beginning on September 4, 2019. At the end of the fourth quarter of 2019, Post had $338.5 million remaining under its new share repurchase authorization.
BellRing
On October 21, 2019, the IPO of 39.4 million shares of BellRing Class A common stock was completed. Upon completion of the IPO and certain transactions completed in connection with the IPO, BellRing became the holding company for BellRing Brands, LLC (which became the holding company for Post’s historical Active Nutrition business), and Post holds approximately 71% of the economic ownership of BellRing Brands, LLC. BellRing’s Class A common stock began trading on October 17, 2019 on the New York Stock Exchange under the symbol “BRBR”. Post will continue to fully consolidate BellRing’s results within Post’s financial statements. Effective October 21, 2019, Post will allocate approximately 29% of BellRing’s consolidated net earnings and net assets to noncontrolling interest within Post’s consolidated income statement and balance sheet.
Outlook
Post management expects fiscal year 2020 Adjusted EBITDA, including 100% contribution from BellRing and excluding any contribution from 8th Avenue and the acquisition of TreeHouse Foods’ private label RTE cereal business, to range between $1.22-$1.27 billion, with modest favorability to the second half of fiscal 2020.

Post management expect Post’s fiscal year 2020 capital expenditures to range between $240-$260 million, including approximately $4 million attributable to BellRing.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for gain/loss on sale of business, income/expense on swaps, net, transaction and integration costs, restructuring and facility closure costs, provision for legal settlements, mark-to-market adjustments on commodity and foreign exchange hedges and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
BellRing Outlook
BellRing management expects fiscal year 2020 net sales to range between $1.0-$1.05 billion, Adjusted EBITDA to range between $192-$202 million and capital expenditures of approximately $4 million.
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for separation costs, provision for legal settlement and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” in BellRing’s fourth quarter 2019 earnings release. BellRing, as a separate publicly traded company, releases guidance regarding its future performance. These statements are prepared by BellRing’s management, and Post does not accept any responsibility for any such statements.
8th Avenue Standalone Financial Information and Outlook
A business separately capitalized by Post and Thomas H. Lee Partners, L.P. (“THL”), in which Post owns 60.5%, and affiliates of THL and members of the 8th Avenue management team collectively own 39.5%, of the common equity of 8th Avenue, the holding company for Post’s historical Private Brands business (nut butter, dried fruit and nut, granola and pasta).
For the fourth quarter of 2019, net sales were $208.0 million, net loss was $8.9 million and Adjusted EBITDA was $20.6 million. For fiscal year 2019, net sales were $838.5 million, net loss was $17.6 million and Adjusted EBITDA was $90.5 million. Fiscal year 2019 results were impacted by weak manufacturing performance and volume softness in the pasta business. As of September 30, 2019, 8th Avenue is capitalized with $659.1 million of senior secured debt, $250.0 million in principal amount of preferred equity and $29.1 million of accumulated, but unpaid, preferred dividends. Summarized financial information for 8th Avenue is disclosed later in this release.
For 8th Avenue, Post management expects fiscal year 2020 Adjusted EBITDA to range between $100-$105 million.
Post provides Adjusted EBITDA guidance for 8th Avenue only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including transaction and integration costs, non-cash stock based compensation and other charges reflected in 8th Avenue’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA for Post and 8th Avenue, and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Post Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, November 22, 2019 at 9:00 a.m. EST to discuss financial results for the fourth quarter and fiscal year 2019 and fiscal year 2020 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 9777955. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, December 6, 2019 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 9777955. A webcast replay also will be available for a limited period on Post’s website in the Investor Relations section.
BellRing Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Friday, November 22, 2019 at 10:30 a.m. EST to discuss financial results for the fourth quarter and fiscal year 2019 and fiscal year 2020 outlook and to respond to questions. Darcy Horn Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (833) 954-1568 in the United States and (409) 216-6583 from outside of the United States. The conference identification number is 4878954. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com.
A replay of the conference call will be available through Friday, December 6, 2019 by dialing (855) 859-2056 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 4878954. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post’s and BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2020, BellRing’s net sales, Adjusted EBITDA and capital expenditures outlook for fiscal year 2020, Post’s capital expenditures expectations, including capital expenditures expectations attributable to BellRing, Post management’s Adjusted EBITDA outlook for 8th Avenue for fiscal year 2020 and statements regarding the completion of the proposed acquisition of TreeHouse Foods’ private label RTE cereal business. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:

•
Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt) and Post’s ability to service its outstanding debt (including covenants that restrict the operation of its business);

•	Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position and favorable perceptions of its brands;

•	Post’s ability to anticipate and respond to changes in consumer and customer preferences and trends and introduce new products;

•	Post’s ability to identify, complete and integrate acquisitions and manage its growth;

•
Post’s ability to promptly and effectively realize the strategic and financial benefits expected as a result of the IPO of a minority interest in its BellRing Brands business, which consists of its historical Active Nutrition business, and certain other transactions completed in connection with the IPO;

•	Post’s ability to promptly and effectively realize the expected synergies of its acquisition of Bob Evans within the expected timeframe or at all;

•	Post’s ability and timing to close the proposed acquisition of the private label RTE cereal business of TreeHouse Foods, Inc.;

•	higher freight costs, significant volatility in the costs or availability of certain commodities (including raw materials and packaging used to manufacture Post’s products) or higher energy costs;

•	impairment in the carrying value of goodwill or other intangibles;

•	Post’s ability to successfully implement business strategies to reduce costs;

•	allegations that Post’s products cause injury or illness, product recalls and withdrawals and product liability claims and other litigation;

•
legal and regulatory factors, such as compliance with existing laws and regulations and changes to, and new, laws and regulations affecting Post’s business, including current and future laws and regulations regarding food safety, advertising and labeling and animal feeding and housing operations;

•	the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;

•	consolidations in the retail and foodservice distribution channels;

•	the ultimate impact litigation or other regulatory matters may have on Post;

•
disruptions or inefficiencies in the supply chain, including as a result of Post’s reliance on third party suppliers or manufacturers for the manufacturing of many of its products, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond Post’s control;

•	Post’s ability to successfully collaborate with the private equity firm THL, whose affiliates invested with Post in 8th Avenue;

•
costs associated with Bob Evans’s obligations in connection with the sale and separation of its restaurants business in April 2017, which occurred prior to Post’s acquisition of Bob Evans, including certain indemnification obligations under the restaurants sale agreement and Bob Evans’s payment and performance obligations as a guarantor for certain leases;

•	the ability of Post’s and Post’s customers’ private brand products to compete with nationally branded products;

•	risks associated with Post’s international business;

•	changes in economic conditions, disruptions in the United States and global capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;

•	the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on Post and its operations;

•	costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;

•	changes in estimates in critical accounting judgments;

•	Post’s ability to protect its intellectual property and other assets;

•	loss of key employees, labor strikes, work stoppages or unionization efforts;

•	losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;

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significant differences in Post’s, 8th Avenue’s and BellRing’s actual operating results from Post’s guidance regarding its and 8th Avenue’s future performance and BellRing’s guidance regarding its future performance;

•	Post’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•	other risks and uncertainties described in Post’s filings with the SEC.
These forward-looking statements represent Post’s judgment as of the date of this release except with respect to BellRing’s guidance regarding its future performance, which represents BellRing’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As a leader in refrigerated foods, Post delivers innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, Simply Potatoes®, Better’n Eggs® and Crystal Farms® brands. Post’s publicly-traded subsidiary BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category through its primary brands of Premier Protein®, Dymatize® and PowerBar®. Post participates in the private brand food category through its investment with Thomas H. Lee Partners in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Net Sales	$1,442.8	$1,629.9	$5,681.1	$6,257.2
Cost of goods sold	990.6	1,155.0	3,889.0	4,403.2
Gross Profit	452.2	474.9	1,792.1	1,854.0
Selling, general and administrative expenses	245.5	239.9	911.6	976.4
Amortization of intangible assets	40.3	42.3	161.3	177.4
Loss (gain) on sale of business	0.7	—	(126.6)	—
Impairment of goodwill and other intangible assets	63.3	124.9	63.3	124.9
Other operating (income) expenses, net	(0.2)	0.3	1.5	1.8
Operating Profit	102.6	67.5	781.0	573.5
Interest expense, net	91.9	99.1	322.4	387.3
(Gain) loss on extinguishment of debt, net	—	(0.4)	6.1	31.1
Expense (income) on swaps, net	105.7	(25.2)	306.6	(95.6)
Other income, net	(2.1)	(3.4)	(13.2)	(14.0)
(Loss) Earnings before Income Taxes and Equity Method Loss	(92.9)	(2.6)	159.1	264.7
Income tax (benefit) expense	(43.5)	12.5	(3.9)	(204.0)
Equity method loss, net of tax	11.3	0.3	37.0	0.3
Net (Loss) Earnings Including Noncontrolling Interest	(60.7)	(15.4)	126.0	468.4
Less: Net earnings attributable to noncontrolling interest	0.4	0.2	1.3	1.1
Net (Loss) Earnings	(61.1)	(15.6)	124.7	467.3
Less: Preferred stock dividends	—	2.0	3.0	10.0
Net (Loss) Earnings Available to Common Shareholders	$(61.1)	$(17.6)	$121.7	$457.3

(Loss) Earnings per Common Share:
Basic	$(0.84)	$(0.26)	$1.72	$6.87
Diluted	$(0.84)	$(0.26)	$1.66	$6.16

Weighted-Average Common Shares Outstanding:
Basic	72.9	66.6	70.8	66.6
Diluted	72.9	66.6	75.1	75.9

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2019	September 30, 2018
ASSETS
Current Assets
Cash and cash equivalents	$1,050.7	$989.7
Restricted cash	3.8	4.8
Receivables, net	445.1	462.3
Inventories	579.8	484.2
Current assets held for sale	9.9	195.0
Prepaid expenses and other current assets	37.0	64.3
Total Current Assets	2,126.3	2,200.3

Property, net	1,736.0	1,709.7
Goodwill	4,399.8	4,499.6
Other intangible assets, net	3,338.5	3,539.3
Equity method investments	145.5	5.2
Other assets held for sale	—	856.6
Other assets	205.5	246.8
Total Assets	$11,951.6	$13,057.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$13.5	$22.1
Accounts payable	395.6	365.1
Current liabilities held for sale	—	65.6
Other current liabilities	393.8	339.3
Total Current Liabilities	802.9	792.1

Long-term debt	7,066.0	7,232.1
Deferred income taxes	688.5	778.4
Other liabilities held for sale	—	695.1
Other liabilities	456.9	499.3
Total Liabilities	9,014.3	9,997.0

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.8	0.8
Additional paid-in capital	3,734.8	3,590.9
Retained earnings	207.8	88.0
Accumulated other comprehensive loss	(96.8)	(39.4)
Treasury stock, at cost	(920.7)	(589.9)
Total Shareholders’ Equity excluding Noncontrolling Interest	2,925.9	3,050.4
Noncontrolling interest	11.4	10.1
Total Shareholders’ Equity	2,937.3	3,060.5
Total Liabilities and Shareholders’ Equity	$11,951.6	$13,057.5

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2019	2018
Cash provided by (used in):
Operating activities	$688.0	$718.6
Investing activities, including capital expenditures of $273.9 and $225.0	26.7	(1,675.6)
Financing activities	(652.4)	423.4
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2.3)	(2.0)
Net increase (decrease) in cash, cash equivalents and restricted cash	$60.0	$(535.6)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Net Sales
Post Consumer Brands	$487.4	$471.0	$1,875.9	$1,831.7
Weetabix	104.8	107.6	418.2	423.4
Foodservice	417.6	399.8	1,627.4	1,548.2
Refrigerated Retail	219.1	214.9	907.3	790.9
Active Nutrition	214.5	219.9	854.4	827.5
Private Brands	—	220.8	—	848.9
Eliminations	(0.6)	(4.1)	(2.1)	(13.4)
Total	$1,442.8	$1,629.9	$5,681.1	$6,257.2
Segment Profit
Post Consumer Brands	$87.2	$84.6	$337.1	$329.2
Weetabix	25.5	28.6	94.8	87.2
Foodservice	39.8	38.0	198.4	157.6
Refrigerated Retail	22.3	21.3	95.1	90.0
Active Nutrition	40.3	38.3	175.1	124.4
Private Brands	—	17.0	—	60.8
Total segment profit	215.1	227.8	900.5	849.2
General corporate expenses and other	46.4	32.0	169.6	136.8
Loss (gain) on sale of business	0.7	—	(126.6)	—
Impairment of goodwill and other intangible assets	63.3	124.9	63.3	124.9
Interest expense, net	91.9	99.1	322.4	387.3
(Gain) loss on extinguishment of debt, net	—	(0.4)	6.1	31.1
Expense (income) on swaps, net	105.7	(25.2)	306.6	(95.6)
(Loss) Earnings before Income Taxes and Equity Method Loss	$(92.9)	$(2.6)	$159.1	$264.7

PRO FORMA INFORMATION
Pro forma net sales, as used in the text of this release, is defined as the comparison of the GAAP results for the three-month period ended September 30, 2019 to the same three-month period in fiscal year 2018, adjusted to exclude results of the divested business for the period presented in the table below. Pro forma net sales have not been prepared in accordance with the requirements of Article 11 of Regulation S-X.

Business	Type	Segment	Pro Forma Periods
8th Avenue	Divestiture	Private Brands	July 1, 2018 - September 30, 2018

RECONCILIATION OF NET SALES TO PRO FORMA NET SALES (Unaudited)
(in millions)

	Three Months Ended September 30,
	2019	2018
Net Sales	$1,442.8	$1,629.9
Pre-divestiture net sales from the historical Private Brands business	—	(220.8)
Pro Forma Net Sales	$1,442.8	$1,409.1

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All	3.1%
Side dishes	9.4%
Egg	0.3%
Cheese	(2.8%)
Sausage	(0.5%)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of Post’s reportable segments, which is each of Post’s reportable segment’s earnings before income taxes and equity method earnings/loss before impairment of property, goodwill and other intangible assets, facility closure related costs, restructuring expenses, gain/loss on assets and liabilities held for sale, gain/loss on sale of businesses and facilities, interest expense and other unallocated corporate income and expenses. Post believes total segment profit is useful to investors in evaluating Post’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
Post believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:

a.
Income/expense on swaps, net: Post has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments and settlements are not consistent.

b.
Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

c.
Impairment of goodwill and other intangible assets: Post has excluded expenses for impairments of goodwill and other intangible assets as such non-cash amounts are inconsistent in amount and frequency and Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

d.
Payments of debt extinguishment costs, net: Post has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

e.
Transaction costs and integration costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or its performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of Post’s operating performance.

f.
Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

g.
Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

h.
Inventory valuation adjustments on acquired businesses: Post has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of Post’s acquisitions.

i.
Mark-to-market adjustments on commodity and foreign exchange hedges: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

j.
Purchase price adjustment on acquisition: Post has excluded adjustments to the purchase price of an acquisition in excess of one year beyond the acquisition date as such amounts are inconsistent in amount and frequency. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after completion of acquisitions.

k.
Debt consent solicitation costs: Post has excluded professional service fees and other related costs in connection with its debt consent solicitation as Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

l.
Assets held for sale: Post has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these adjustments do not reflect expected ongoing future operating expenses or income and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

m.
Foreign currency gain/loss on intercompany loans: Post has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Post’s performance to allow for more meaningful comparisons of performance to other periods.

n.
Advisory income: Post has excluded advisory income received from 8th Avenue as Post believes such income does not contribute to a meaningful evaluation of its current operating performance or comparisons of its operating performance to other periods.

o.
Income tax: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

p.
U.S. tax reform net benefit/expense: Post has excluded the impact of the one-time net income tax benefit recorded throughout fiscal year 2018 which reflected (i) the benefit related to an estimate of the re-measurement of Post’s existing deferred tax assets and liabilities considering both Post’s fiscal year 2018 blended U.S. federal corporate income tax rate of 24.5% and a 21% rate for subsequent fiscal years and (ii) the expense related to an estimate of a transition tax on unrepatriated foreign earnings. Additionally, Post has excluded the impact of an income tax benefit recorded in the third quarter of fiscal year 2019 in connection with preparing its fiscal year 2018 corporate income tax returns which related to the (i) re-measurement of its existing deferred tax assets and liabilities and (ii) adjustment to the one-time transition tax. Post believes that these net benefits as reported are not representative of Post’s current income tax position and exclusion of the benefits allows for more meaningful comparisons of performance to other periods.

q.
Preferred stock: Post has included dividend and weighted-average diluted share adjustments related to its convertible preferred stock using the “if-converted” method when the convertible preferred stock is dilutive on an adjusted basis.

Adjusted EBITDA and segment Adjusted EBITDA
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in Post’s financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net, depreciation and amortization including accelerated depreciation, and the following adjustments discussed above: income/expense on swaps, net, gain/loss on sale of business, impairment of goodwill and other intangible assets, transaction costs and integration costs, restructuring and facility closure costs excluding accelerated depreciation, provision for legal settlements, inventory valuation adjustments on acquired businesses, mark-to-market adjustments on commodity and foreign exchange hedges, purchase price adjustment on acquisition, debt consent solicitation costs, assets held for sale, foreign currency gain/loss on intercompany loans and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:

r.
Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and the write-off of net unamortized debt premiums and discounts, net of gains realized on debt repurchased at a discount, as such losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

s.
Non-cash stock-based compensation: Post’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of Post’s operating performance to other periods.

t.
Equity method investment adjustment: Post has included adjustments for the 8th Avenue equity investment loss and Post’s portion of income tax expense/benefit, interest expense, net and depreciation and amortization for its unconsolidated Weetabix investment accounted for using equity method accounting.

u.
Noncontrolling interest adjustment: Post has included adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization for consolidated investments which are attributable to the noncontrolling owners of the consolidated investments.

RECONCILIATION OF NET (LOSS) EARNINGS AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Net (Loss) Earnings Available to Common Shareholders	$(61.1)	$(17.6)	$121.7	$457.3
Dilutive preferred stock dividends	—	—	3.0	10.0
Net (Loss) Earnings for Diluted Earnings per Share	(61.1)	(17.6)	124.7	467.3

Adjustments:
Expense (income) on swaps, net	105.7	(25.2)	306.6	(95.6)
Loss (gain) on sale of business	0.7	—	(126.6)	—
Impairment of goodwill and other intangible assets	63.3	124.9	63.3	124.9
Payments of debt extinguishment costs, net	—	(0.4)	(4.0)	26.0
Transaction costs	7.2	9.3	25.5	35.6
Integration costs	6.1	1.8	13.5	28.8
Restructuring and facility closure costs, including accelerated depreciation	1.6	3.8	20.5	7.8
Provision for legal settlements	5.0	6.0	2.4	17.3
Inventory valuation adjustments on acquired businesses	—	—	—	4.2
Mark-to-market adjustments on commodity and foreign exchange hedges	9.4	2.2	8.7	0.7
Purchase price adjustment on acquisition	3.8	—	3.8	—
Debt consent solicitation costs	—	—	1.3	—
Assets held for sale	—	—	(0.6)	—
Foreign currency (gain) loss on intercompany loans	—	(0.6)	—	0.2
Advisory income	(0.2)	—	(0.6)	—
Total Net Adjustments	202.6	121.8	313.8	149.9
Income tax effect on adjustments (1)	(37.7)	(20.5)	(64.9)	(27.4)
U.S. tax reform net expense (benefit)	—	5.1	(4.8)	(270.9)
Non-GAAP dilutive preferred stock dividends adjustment (2)	—	2.0	—	—
Adjusted Net Earnings	$103.8	$90.8	$368.8	$318.9

(1) For the three months and year ended September 30, 2019, income tax effect on adjustments was calculated on all items, except for impairment of non-deductible goodwill, using a rate of 24.5%, the sum of Post’s fiscal year 2019 U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. The tax effect for impairment of non-deductible goodwill was calculated using a rate of 0.0%. For the three months and year ended September 30, 2018, income tax effect on adjustments was calculated on all items, except for impairment of other intangible assets, using a rate of 24.5%, the sum of Post’s fiscal year 2018 U.S. federal corporate income tax rate, net of the Domestic Production Activities Deduction benefit, plus Post’s blended state income tax rate, net of federal income tax benefit. The tax effect for impairment of other intangible assets was calculated using the applicable United Kingdom statutory rate of 17.0%.

(2) Potentially dilutive convertible preferred stock was calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended September 30, 2018. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
TO ADJUSTED WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Weighted-average shares for diluted (loss) earnings per share	72.9	66.6	75.1	75.9
Effect of securities that were anti-dilutive for diluted (loss) earnings per share:
Stock options	1.0	2.1	—	—
Stock appreciation rights	0.1	0.1	—	—
Restricted stock unit awards	0.5	0.5	—	—
Performance restricted stock unit awards	0.1	—	—	—
Preferred shares conversion to common (1)	—	5.9	—	—
Adjusted weighted-average shares for adjusted diluted earnings per share	74.6	75.2	75.1	75.9

(1) Potentially dilutive convertible preferred stock was calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended September 30, 2018. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the weighted-average shares of the convertible preferred stock that were dilutive on an adjusted basis.

RECONCILIATION OF DILUTED (LOSS) EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Diluted (Loss) Earnings per Common Share	$(0.84)	$(0.26)	$1.66	$6.16
Adjustment to Diluted (Loss) Earnings per Common Share (1)	0.02	0.03	—	—
Adjusted Diluted (Loss) Earnings per Common Share, as calculated using adjusted weighted-average diluted shares (2)	(0.82)	(0.23)	1.66	6.16

Adjustments:
Expense (income) on swaps, net	1.42	(0.33)	4.08	(1.26)
Loss (gain) on sale of business	0.01	—	(1.69)	—
Impairment of goodwill and other intangible assets	0.85	1.66	0.84	1.65
Payments of debt extinguishment costs, net	—	(0.01)	(0.05)	0.34
Transaction costs	0.10	0.12	0.34	0.47
Integration costs	0.08	0.02	0.18	0.38
Restructuring and facility closure costs, including accelerated depreciation	0.02	0.05	0.27	0.10
Provision for legal settlements	0.07	0.08	0.03	0.23
Inventory valuation adjustments on acquired businesses	—	—	—	0.05
Mark-to-market adjustments on commodity and foreign exchange hedges	0.13	0.03	0.12	0.01
Purchase price adjustment on acquisition	0.05	—	0.05	—
Debt consent solicitation costs	—	—	0.02	—
Assets held for sale	—	—	(0.01)	—
Foreign currency gain on intercompany loans	—	(0.01)	—	—
Advisory income	—	—	(0.01)	—
Total Net Adjustments	2.73	1.61	4.17	1.97
Income tax effect on adjustments (3)	(0.52)	(0.27)	(0.86)	(0.36)
U.S. tax reform net expense (benefit)	—	0.07	(0.06)	(3.57)
Non-GAAP dilutive preferred stock dividends adjustment (4)	—	0.03	—	—
Adjusted Diluted Earnings per Common Share	$1.39	$1.21	$4.91	$4.20

(1) Represents the effect of the change in adjusted weighted-average diluted shares (as reconciled in the prior table), after consideration of the adjustments (which are presented in this table).
(2) Per share adjustments are based on adjusted weighted-average diluted shares (as reconciled in the prior table).
(3) For the three months and year ended September 30, 2019, income tax effect on adjustments was calculated on all items, except for impairment of non-deductible goodwill, using a rate of 24.5%, the sum of Post’s fiscal year 2019 U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. The tax effect for impairment of non-deductible goodwill was calculated using a rate of 0.0%. For the three months and year ended September 30, 2018, income tax effect on adjustments was calculated on all items, except for impairment of other intangible assets, using a rate of 24.5%, the sum of Post’s fiscal year 2018 U.S. federal corporate income tax rate, net of the Domestic Production Activities Deduction benefit, plus Post’s blended state income tax rate, net of federal income tax benefit. The tax effect for impairment of other intangible assets was calculated using the applicable United Kingdom statutory rate of 17.0%.

(4) Potentially dilutive convertible preferred stock was calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended September 30, 2018. On an adjusted basis, the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF NET (LOSS) EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Net (Loss) Earnings	$(61.1)	$(15.6)	$124.7	$467.3
Income tax (benefit) expense	(43.5)	12.5	(3.9)	(204.0)
Interest expense, net	91.9	99.1	322.4	387.3
Depreciation and amortization, including accelerated depreciation	91.5	97.6	379.6	398.4
Expense (income) on swaps, net	105.7	(25.2)	306.6	(95.6)
Loss (gain) on sale of business	0.7	—	(126.6)	—
Impairment of goodwill and other intangible assets	63.3	124.9	63.3	124.9
(Gain) loss on extinguishment of debt, net	—	(0.4)	6.1	31.1
Non-cash stock-based compensation	10.5	7.7	38.9	30.9
Transaction costs	7.2	9.3	25.5	35.6
Integration costs	6.1	1.8	13.5	28.8
Restructuring and facility closure costs, excluding accelerated depreciation	1.6	1.4	8.3	3.9
Provision for legal settlements	5.0	6.0	2.4	17.3
Inventory valuation adjustments on acquired businesses	—	—	—	4.2
Mark-to-market adjustments on commodity and foreign exchange hedges	9.4	2.2	8.7	0.7
Equity method investment adjustment	11.9	0.1	37.7	0.4
Noncontrolling interest adjustment	(0.2)	(0.2)	(0.7)	(0.7)
Purchase price adjustment on acquisition	3.8	—	3.8	—
Debt consent solicitation costs	—	—	1.3	—
Assets held for sale	—	—	(0.6)	—
Foreign currency (gain) loss on intercompany loans	—	(0.6)	—	0.2
Advisory income	(0.2)	—	(0.6)	—
Adjusted EBITDA	$303.6	$320.6	$1,210.4	$1,230.7
Adjusted EBITDA as a percentage of Net Sales	21.0%	19.7%	21.3%	19.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2019
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Active Nutrition	Corporate/ Other	Total
Segment Profit	$87.2	$25.5	$39.8	$22.3	$40.3	$—	$215.1
General corporate expenses and other	—	—	—	—	—	(46.4)	(46.4)
Loss on sale of business	—	—	—	—	—	(0.7)	(0.7)
Impairment of goodwill and other intangible assets	—	—	—	(63.3)	—	—	(63.3)
Other income, net	—	—	—	—	—	(2.1)	(2.1)
Operating Profit (Loss)	87.2	25.5	39.8	(41.0)	40.3	(49.2)	102.6
Other income, net	—	—	—	—	—	2.1	2.1
Depreciation and amortization, including accelerated depreciation	28.3	8.3	28.8	18.7	6.3	1.1	91.5
Impairment of goodwill and other intangible assets	—	—	—	63.3	—	—	63.3
Loss on sale of business	—	—	—	—	—	0.7	0.7
Non-cash stock-based compensation	—	—	—	—	—	10.5	10.5
Transaction costs	—	—	—	—	0.3	6.9	7.2
Integration costs	5.6	—	0.1	0.4	—	—	6.1
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	1.6	1.6
Provision for legal settlements	—	—	5.0	—	—	—	5.0
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	3.8	—	—	5.6	9.4
Equity method investment adjustment	—	0.6	—	—	—	—	0.6
Noncontrolling interest adjustment	—	(0.6)	—	—	—	—	(0.6)
Purchase price adjustment on acquisition	—	—	—	—	—	3.8	3.8
Advisory income	—	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$121.1	$33.8	$77.5	$41.4	$46.9	$(17.1)	$303.6
Adjusted EBITDA as a percentage of Net Sales	24.8%	32.3%	18.6%	18.9%	21.9%	—	21.0%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2018
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$84.6	$28.6	$38.0	$21.3	$38.3	$17.0	$—	$227.8
General corporate expenses and other	—	—	—	—	—	—	(32.0)	(32.0)
Impairment of other intangible assets	—	(124.9)	—	—	—	—	—	(124.9)
Other income, net	—	—	—	—	—	—	(3.4)	(3.4)
Operating Profit (Loss)	84.6	(96.3)	38.0	21.3	38.3	17.0	(35.4)	67.5
Other income, net	—	—	—	—	—	—	3.4	3.4
Depreciation and amortization, including accelerated depreciation	28.9	8.8	28.5	17.6	6.5	4.0	3.3	97.6
Impairment of other intangible assets	—	124.9	—	—	—	—	—	124.9
Non-cash stock-based compensation	—	—	—	—	—	—	7.7	7.7
Transaction costs	—	—	—	(0.1)	—	9.5	(0.1)	9.3
Integration costs	0.5	—	0.2	1.1	—	—	—	1.8
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	—	1.4	1.4
Provision for legal settlements	—	—	6.0	—	—	—	—	6.0
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	0.4	—	—	—	1.8	2.2
Equity method investment adjustment	—	(0.2)	—	—	—	—	—	(0.2)
Noncontrolling interest adjustment	—	(0.4)	—	—	—	—	—	(0.4)
Foreign currency gain on intercompany loans	—	—	—	—	—	—	(0.6)	(0.6)
Adjusted EBITDA	$114.0	$36.8	$73.1	$39.9	$44.8	$30.5	$(18.5)	$320.6
Adjusted EBITDA as a percentage of Net Sales	24.2%	34.2%	18.3%	18.6%	20.4%	13.8%	—	19.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2019
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Active Nutrition	Corporate/ Other	Total
Segment Profit	$337.1	$94.8	$198.4	$95.1	$175.1	$—	$900.5
General corporate expenses and other	—	—	—	—	—	(169.6)	(169.6)
Gain on sale of business	—	—	—	—	—	126.6	126.6
Impairment of goodwill and other intangible assets	—	—	—	(63.3)	—	—	(63.3)
Other income, net	—	—	—	—	—	(13.2)	(13.2)
Operating Profit	337.1	94.8	198.4	31.8	175.1	(56.2)	781.0
Other income, net	—	—	—	—	—	13.2	13.2
Depreciation and amortization, including accelerated depreciation	117.4	35.0	111.8	74.1	25.3	16.0	379.6
Impairment of goodwill and other intangible assets	—	—	—	63.3	—	—	63.3
Gain on sale of business	—	—	—	—	—	(126.6)	(126.6)
Non-cash stock-based compensation	—	—	—	—	—	38.9	38.9
Transaction costs	—	—	—	—	0.4	25.1	25.5
Integration costs	8.6	—	0.3	4.6	—	—	13.5
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	8.3	8.3
Provision for legal settlements	—	—	1.6	0.8	—	—	2.4
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(2.1)	—	—	10.8	8.7
Equity method investment adjustment	—	0.7	—	—	—	—	0.7
Noncontrolling interest adjustment	—	(2.0)	—	—	—	—	(2.0)
Purchase price adjustment on acquisition	—	—	—	—	—	3.8	3.8
Debt consent solicitation costs	—	—	—	—	—	1.3	1.3
Assets held for sale	—	—	—	—	—	(0.6)	(0.6)
Advisory income	—	—	—	—	—	(0.6)	(0.6)
Adjusted EBITDA	$463.1	$128.5	$310.0	$174.6	$200.8	$(66.6)	$1,210.4
Adjusted EBITDA as a percentage of Net Sales	24.7%	30.7%	19.0%	19.2%	23.5%	—	21.3%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2018
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$329.2	$87.2	$157.6	$90.0	$124.4	$60.8	$—	$849.2
General corporate expenses and other	—	—	—	—	—	—	(136.8)	(136.8)
Impairment of other intangible assets	—	(124.9)	—	—	—	—	—	(124.9)
Other income, net	—	—	—	—	—	—	(14.0)	(14.0)
Operating Profit (Loss)	329.2	(37.7)	157.6	90.0	124.4	60.8	(150.8)	573.5
Other income, net	—	—	—	—	—	—	14.0	14.0
Depreciation and amortization, including accelerated depreciation	122.0	38.1	105.4	57.9	25.9	40.9	8.2	398.4
Impairment of other intangible assets	—	124.9	—	—	—	—	—	124.9
Non-cash stock-based compensation	—	—	—	—	—	—	30.9	30.9
Transaction costs	—	—	—	2.4	—	9.5	23.7	35.6
Integration costs	7.4	2.3	1.1	11.6	—	0.3	6.1	28.8
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	—	3.9	3.9
Provision for legal settlements	—	—	8.3	—	9.0	—	—	17.3
Inventory valuation adjustments on acquired businesses	(0.6)	—	0.7	4.1	—	—	—	4.2
Mark-to-market adjustments on commodity and foreign exchange hedges	0.2	—	2.7	—	—	—	(2.2)	0.7
Equity method investment adjustment	—	0.1	—	—	—	—	—	0.1
Noncontrolling interest adjustment	—	(1.8)	—	—	—	—	—	(1.8)
Foreign currency loss on intercompany loans	—	—	—	—	—	—	0.2	0.2
Adjusted EBITDA	$458.2	$125.9	$275.8	$166.0	$159.3	$111.5	$(66.0)	$1,230.7
Adjusted EBITDA as a percentage of Net Sales	25.0%	29.7%	17.8%	21.0%	19.3%	13.1%	—	19.7%

SELECTED FINANCIAL INFORMATION FOR 8TH AVENUE (Unaudited)
(in millions)

	Three Months Ended September 30, 2019	Year Ended September 30, 2019
Net Sales	$208.0	$838.5
Gross Profit	$35.2	$139.6

Net Loss	$(8.9)	$(17.6)
Less: Preferred Stock Dividend	7.7	29.1
Net Loss Available to 8th Avenue Common Shareholders	$(16.6)	$(46.7)

EXPLANATION AND RECONCILIATION OF 8TH AVENUE’S NON-GAAP MEASURE
Post believes that Adjusted EBITDA is useful to investors in evaluating 8th Avenue’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of 8th Avenue’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt. Management uses 8th Avenue’s Adjusted EBITDA to provide forward-looking guidance and to forecast future results.
8th Avenue’s Adjusted EBITDA reflects adjustments for interest expense, net, income tax expense/benefit, depreciation and amortization, and the following adjustments:

a.
Transaction costs and integration costs: Post has excluded transaction costs related to professional service fees and other related costs associated with the separate capitalization of 8th Avenue and integration costs incurred to integrate the component business units that comprise the combined 8th Avenue organization as Post believes that these exclusions allow for more meaningful evaluation of 8th Avenue’s current operating performance and comparisons of 8th Avenue’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of 8th Avenue’s assets, and such costs are not factored into 8th Avenue management’s evaluation of its performance. By excluding these expenses, 8th Avenue management is better able to evaluate 8th Avenue’s ability to utilize its existing assets and estimate the long-term value that its assets will generate for 8th Avenue. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of 8th Avenue’s operating performance.

b.
Non-cash stock-based compensation: 8th Avenue’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of 8th Avenue’s operating performance to other periods.

c.
Advisory costs: Post has excluded advisory costs payable by 8th Avenue to Post and an affiliate of THL as Post believes such costs do not contribute to a meaningful evaluation of 8th Avenue’s current operating performance or comparisons of 8th Avenue’s operating performance to other periods.

RECONCILIATION OF 8TH AVENUE’S NET LOSS TO 8TH AVENUE’S ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30, 2019	Year Ended September 30, 2019
Net Loss	$(8.9)	$(17.6)
Interest expense, net	13.3	54.8
Income tax expense (benefit)	2.3	(1.4)
Depreciation and amortization	12.3	48.7
Integration costs	0.7	2.1
Non-cash stock-based compensation	0.7	1.8
Transaction costs	—	1.0
Advisory costs	0.2	1.1
Adjusted EBITDA	$20.6	$90.5
Adjusted EBITDA as a percentage of Net Sales	9.9%	10.8%